                                  LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is made and entered into as of October 16, 1997, by and between TRACK 'N TRAIL, a California corporation, and OVERLAND MANAGEMENT CORPORATION, a Massachusetts corporation (each of the foregoing, in their respective joint and several capacities hereunder, hereafter referred to individually as "Borrower" and collectively as "Borrowers") and UNION BANK OF CALIFORNIA, N.A. ("Bank"). This Agreement amends and restates in its entirety that certain loan agreement dated October 22, 1996, between Bank and Track 'N Trail ("Prior Agreement").

SECTION 1. THE LOAN

          1.1.1 THE REVOLVING LOAN. Bank will loan to Borrowers an amount not to exceed Ten Million Dollars ($10,000,000) outstanding in the aggregate at any one time (the "Revolving Loan"). Borrowers may borrow, repay and reborrow all or part of the Revolving Loan in accordance with the terms of the Revolving Note. All borrowings of the Revolving Loan must be made before October 9, 1999, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by a promissory note (the "Revolving Note") on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entries, where noted shall be deemed to reflect the amount of the Revolving Loan outstanding. Omission of Bank to make any such entries shall not discharge Borrowers of their obligation to repay in full with interest all amounts borrowed. Any outstanding advances under the revolving loan extended pursuant to the Prior Agreement shall constitute the initial borrowings under the Revolving Loan. Borrowers acknowledge that the opportunity of each Borrower to seek and obtain borrowings in the full amount of the Revolving Loan constitutes consideration for each Borrower's obligation to Bank to the full extent of the Revolving Loan outstanding from time to time. Borrowers further acknowledge that the extension of the Revolving Loan shall lessen or eliminate any need on the part of either Borrower to provide the other Borrower with supplemental working capital that otherwise might be required from time to time.

          1.1.2 THE COMMERCIAL LETTER OF CREDIT SUBLIMIT. As a sublimit to the Revolving LOAN, Bank shall issue, for the account of Borrowers, jointly or severally, one or more irrevocable commercial letters of credit (individually, an "L/C" and collectively, the "L/Cs") with transport documents presented in a full set to Bank (and, in case of airway bills, consigned to Bank) and/or at Bank's option, with transport documents presented in less than a full set to Bank and/or consigned to Borrower or to any party other than Bank and calling for drafts at sight up to 180 days covering the importation or purchase of shoes or related products. The aggregate amount available to be drawn under all outstanding L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn L/Cs shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. All such commercial L/Cs shall be drawn on such terms and conditions as are acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form for commercial L/C applications and reimbursement agreement and shall not have an expiration date more than 180 days from its date of issuance. The amount available under this Commercial Letter of Credit Sublimit shall be reduced by the amount of any documentary letter of credit issued for Borrower's account, but such amount or portion thereof shall again become available under the Commercial Letter of Credit Sublimit (i) when such documentary letter of credit is deemed by Bank to have expired undrawn, or (ii) when such documentary letter of credit is drawn upon and Borrower reimburses Bank as provided in the standard of documentary letter of credit documentation. No L/C shall expire more than ninety (90) days after October 9, 1999. Any L/C's issued pursuant to the Prior Agreement shall be deemed to be L/C's issued under and subject to this Commercial Letter of Credit Sublimit and the face amount(s) thereof shall reduce the amount available under this sublimit.

          1.2 TERMINOLOGY. As used herein, the following word or words or phrases have the following meanings:

                "Loan" shall mean, collectively, all the credit facilities described above.
                "Note" shall mean, collectively, all the promissory notes described above.


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

                "Loan Documents" shall mean all documents executed in connection with this Agreement.

          1.3 BORROWING BASE. Notwithstanding any other provision of this Agreement, Bank shall not be obligated to advance funds under the Revolving Loan or issue irrevocable documentary letters of credit under the Commercial Letter of Credit Sublimit, if at any time the aggregate of Borrowers' obligations to Bank under such facilities shall exceed the sum of fifty percent (50%) of Borrowers' Eligible Inventory plus fifty percent (50%) of issued L/C's calling for drafts at sight. If at any time Borrower's obligations to Bank under the above facilities exceed the sum so permitted, Borrower shall immediately repay to Bank such excess.

          1.3.1 ELIGIBLE INVENTORY. The term "Eligible Inventory" means that portion of Borrowers' inventory of finished goods consisting of Borrowers' main line(s) of business products, which is (a) owned by a Borrower, free and clear of all liens or encumbrances except those in favor of Bank, (b) held for sale or lease by a Borrower and normally and currently salable in the ordinary course of such Borrower's business, (c) of good and merchantable quality, free from defects, (d) located only at locations of which Bank is notified in writing, and
(e) as to which Bank has been able to perfect and maintain perfected a first priority security interest. Eligible Inventory does not include any of the following: work in process, spare parts, returned items not for resale, damaged, defective or recalled items, items unfit for further processing, obsolete or unmerchantable items, items used as salesperson's samples or demonstrators, or inventory which Bank otherwise deems not be Eligible Inventory.

          1.4 PURPOSE OF LOAN. The proceeds of the Revolving Loan shall be used for general corporate purposes.

          1.5 INTEREST. The unpaid principal balance of the Revolving Loan shall bear interest at the rate or rates provided in the Revolving Note and selected by the Borrower. The Revolving Loan may be prepaid in full or in part only in accordance with the terms of the Revolving Note and any such prepayment shall be subject to the prepayment fee provided for therein.

          1.6   LETTER OF CREDIT ISSUANCE AND NEGOTIATION FEES AND OTHER FEES.

                (a) Documentary L/C's issued under the Commercial Letter of Credit Sublimit shall be subject to the Bank's standard issuance and payment fees.
                (b) All other fees shall be in accordance with Bank's existing schedule of fees as amended from time to time.

          1.7 LOAN COMMITMENT FEE. Beginning October 9, 1998, and each year thereafter, Borrower shall pay an annual, non-refundable commitment fee of Thirty Seven Thousand Five Hundred Dollars ($37,500).

          1.8 BALANCES. Borrower shall maintain its major depository accounts with Bank until the Note and all sums payable pursuant to this Agreement have been paid in full.

          1.9 DISBURSEMENT. Upon execution hereof, Bank shall disburse proceeds of the Loan as provided in Bank's standard form Authorization executed by Borrower.

          1.10 SECURITY. Prior to any disbursement of the Loan, Borrowers shall have executed a security agreement, on Bank's standard form, and a financing statement, suitable for filing in the office of the Secretary of State of the State of California and any other state designated by Bank, granting to Bank a first priority security interest in such of Borrowers' property as is described in said security agreement. Exceptions to Bank's first priority, if any, are permitted only as otherwise provided in this Agreement. At Bank's request, Borrowers will use commercially reasonable efforts to obtain executed landlord's and mortgagee's waivers on Bank's form covering all of Borrowers' property located on LEASED or encumbered real property.


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

          1.11 CONTROLLING DOCUMENT. In the event of any inconsistency between the terms of this Agreement and any Note or any of the other Loan Documents, the terms of such Note or other Loan Documents will prevail over the terms of this Agreement.

SECTION 2. CONDITIONS PRECEDENT

     Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction.

          2.1 COMPLIANCE. Borrowers shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

          2.2 GUARANTIES. Track 'n Trail, Inc., a Delaware Corporation (hereafter called "Holding Company" or "Guarantor") shall have executed and delivered to Bank a continuing guaranty in form and amount satisfactory to Bank.

          2.3 BORROWING RESOLUTION. Borrowers shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

          2.4 TERMINATION STATEMENTS. Borrowers shall have provided Bank with UCC-2 termination statements executed by such secured creditors as May be required by Bank and suitable for filing with the Secretary of State in each state designated by Bank.

          2.5 CONTINUING COMPLIANCE. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an Event of Default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such Event of Default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

          2.6 INITIAL PUBLIC OFFERING. Holding Company will raise a minimum of Twenty Two Million Dollar ($22,000,000) from the proceeds of its Initial Public Offering ("IPO"), net of customary expenses and underwriting costs.

          2.7 TERM DEBT. Borrowers will repay in full a) to Bank that certain term loan having a maturity date of March 31, 1998 and a principal balance outstanding as of the date of this Agreement of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000); b) to Seacoast the subordinated notes totaling Three Million Five Hundred Thousand Dollars ($3,500,000); maturing June 30, 1998; c) to various sellers the subordinated notes totaling Three Million One Hundred Fifty Six Thousand Five Hundred and Forty Eight Dollars ($3,156,548), maturing on June 30, 1998; and d) to Merrill Lynch all term notes outstanding.

          2.8 FEES. Borrower will pay to Bank non-refundable loan fees in the amount of Sixteen Thousand Five Hundred Dollars ($16,500).

SECTION 3. REPRESENTATIONS AND WARRANTIES

     Borrowers represent and warrant that

          3.1 BUSINESS ACTIVITY. The principal business of both Borrowers is shoe/boot retailing.


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

          3.2 AFFILIATES AND SUBSIDIARIES. Borrowers' affiliates and subsidiaries (those entities in which either Borrower has either a controlling interest or at least a 25% ownership interest) and their addresses, and the names of each Borrower's principal shareholders, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

          3.3 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which either Borrower is a party of by which IT or any of its property is bound or affected.

          3.4 FINANCIAL STATEMENTS. The financial statements of Borrower, including both a balance sheet at December 28, 1996, together with supporting schedules, and an income statement for the twelve (12) months ended December 28, 1996, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower during the period covered thereby. Since December 28, 1996, there has been no material adverse change in the financial condition or operations of Borrower.

          3.5 TITLE. Except for assets which May have been disposed of in the ordinary course of business, Borrowers have good and marketable title to all of the property reflected in their financial statements delivered to Bank and to all property as to which title was acquired by Borrowers since the date of said financial statements, free and clear of all liens from time to time existing (except for purchase money security interest from time to time existing on personal property,) encumbrances, security interests and adverse claims except those specifically referred to in said financial statements.

          3.6 LITIGATION. There is no litigation or proceeding pending or threatened against Borrowers or any of their property which is reasonably likely to affect the financial condition, property or business of Borrowers in a materially adverse manner or result in liability in excess of Borrowers' insurance coverage.

          3.7 DEFAULT. Borrowers are not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

          3.8 ORGANIZATION. Each Borrower is duly organized and existing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

          3.9 POWER. Each Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

          3.10 AUTHORIZATION. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrowers.

          3.11 QUALIFICATION. Each Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required.

          3.12 COMPLIANCE WITH LAWS. Neither Borrower is in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of such Borrower .

          3.13 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrowers meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.


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

          3.14 REGULATION U. No action has been taken or is currently planned by either Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same May hereafter be in effect. Neither Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

          3.15 CONTINUING REPRESENTATIONS. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

SECTION 4. AFFIRMATIVE COVENANTS

     Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrowers agree that:

          4.1 USE OF PROCEEDS. Borrowers will use the proceeds of the Loan only as provided in subsection 1.4 above.

          4.2 PAYMENT OF OBLIGATIONS. Borrowers will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrowers shall have the right in good faith to obtain extensions on and to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

          4.3 MAINTENANCE OF EXISTENCE. Each Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank May, at reasonable times, visit and inspect any of the properties of Borrowers.

          4.4 RECORDS. Each Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours. Costs for all such audits shall be paid by Borrowers.

          4.5 INFORMATION FURNISHED. Borrowers will furnish to Bank all of the following, to be prepared and presented on a consolidating basis:

                (a) within forty-five (45) days after the close of each fiscal quarter, including the final quarter of each fiscal year, their unaudited consolidating and consolidated balance sheet as of the close of such fiscal quarter, their unaudited consolidating and consolidated income and expense statement with supportive schedules and statement of retained earnings for that fiscal quarter, prepared in accordance with generally accepted accounting principles;
                (b) Within ninety (90) days after the close of each fiscal year, a copy of their statement of financial condition including at least their consolidated balance sheet as of the close of such fiscal year, their consolidated income and expense statement and retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrowers and reasonably satisfactory to Bank, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year;

                (c) By December 15 of each fiscal year, annual monthly projections on a consolidating basis for the following fiscal year;

                (d) Such other financial statements and information as Bank May reasonably request from time to time;

                (e) In connection with each financial statement provided hereunder, a statement executed by the chief financial officer of each Borrower, certifying that no default has occurred and no event exists which with notice or the laps of time, or both, would result in a default hereunder.

                (f) In connection with each fiscal year-end statement required hereunder, any management letter of Borrowers' certified public accountants;

                (g) within forty five (45) days after each fiscal quarter end, a certification of compliance with the Borrowing Base described above, executed by each Borrower's chief financial officer or other duly authorized officer of such Borrower, in form acceptable to Bank, which certificate shall accurately report Borrowers' Eligible Inventory and the sum of documentary letters of credit calling for drafts at sight. Borrower will permit to Bank to audit, at Borrower's expense, Bank's collateral upon reasonable notice and during regular business hours.
                (h) Within forty five (45) days after each fiscal quarter, a certification of compliance with all covenants under this Agreement, executed by each Borrower's chief financial officer or other duly authorized officer of such Borrower, in form acceptable to Bank;

                (I) Prompt written notice to Bank of all events of default under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided adversely to either Borrower, would have a material adverse effect on such Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations; and

                (j) Prior written notice to Bank of any changes in: either Borrower's officers and other senior management (or immediate written notice upon the unexpected departure of any officer or other person in senior management); either Borrower's name; and the location of either Borrower's assets, principal place of business or chief executive office.

                4.6 CURRENT RATIO. Borrowers will at all times maintain a ratio of current assets to current liabilities of at least 1.25:1.0, as such terms are defined by generally accepted accounting principles.

                4.7 TANGIBLE NET WORTH. Borrowers will maintain at all times Tangible Net Worth of not less than Twenty Two Million Dollars ($22,000,000). "Tangible Net Worth" shall mean net worth increased by Borrowers indebtedness subordinated to Bank in form and substance satisfatory to Bank, and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors).

                4.8 DEBT TO TANGIBLE NET WORTH. Borrowers will at all times maintain a ratio of total liabilities to Tangible Net Worth of not greater than 2.0: 1.0.

                4.9 PROFITABILITY. Borrowers will maintain a net profit, after provision for income taxes, of any positive amount for any consecutive twelve month period, as reported at the end of each fiscal quarter and each fiscal year end.

                4.10 COVENANTS ON CONSOLIDATED BASIS. All financial covenants set forth in Sections 4.6 through 4.9 above shall be calculated on a consolidated basis.

                4.11 INSURANCE. Each Borrower will keep all of its insurable property, real, personal or mixed, insured by good and responsible companies against fire and such other risks as are customarily insured against by companies conducting similar business with respect to like properties. Each Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damages to persons and property.

                4.12 ADDITIONAL REQUIREMENTS. Each Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank May reasonably request from time to time.

                4.13 LITIGATION AND ATTORNEYS' FEES. Each Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

                4.14 BANK EXPENSES. Each Borrower will pay or reimburse Bank for all reasonable costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

                4.15 REPORTS UNDER PENSION PLANS. Each Borrower will furnish to Bank, as soon as possible and in any event within 15 days after such Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of such Borrower described in Section 3.13 above has occurred, a statement of an authorized officer of such Borrower describing such event or condition and the action, if any, which such Borrower proposes to take with respect thereto.

SECTION 5. NEGATIVE COVENANTS

     Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrowers agree that:

                5.1 ENCUMBRANCES AND LIENS. Neither Borrower will create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except to Bank and except for minor encumbrances and easements on real property which do not affect its market value, and except for existing liens on such Borrower's personal property and future purchase money security interests encumbering only the personal property purchased. All such permitted personal property liens shall not exceed, in the aggregate, One Million Dollars ($1,000,000.00) at any time.

                5.2  BORROWINGS. Other than as maybe allowed under Section
5.1 above, neither Borrower will sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services. Neither Borrower will borrow any money, become contingently liable to borrow money, or enter any agreement to directly or indirectly obtain borrowed money.

                5.3 SALE OF ASSETS, LIQUIDATION OR MERGER. If any any event of default shall exist, neither Borrower will liquidate or dissolve or enter into any consolidation, merger, partnership or other combination, or convey, or sell, or lease all or the greater part of its assets or business, or purchase or lease all or the greater part of the assets or business of another.

                5.4 LOANS, ADVANCES AND GUARANTIES. Neither Borrower will, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit.

                5.5 INVESTMENTS. Neither Borrower will purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit, direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, provided all such permitted investments shall mature within two years of purchase.

                5.6 PAYMENT OF DIVIDENDS. Borrowers and guarantors will not declare or pay any dividends, other than a dividend payable in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

                5.7 RETIREMENT OF STOCK. Neither Borrower will acquire or retire any share of its capital stock for value.

                5.8 PARENT AND SUBSIDIARY PROPERTY. Neither Borrower will transfer any property to its parent or any affiliate of its parent, except for value received in the normal course of business as business would be conducted with an unrelated or unaffiliated entity. In no event shall management fees or fees for services be paid by any Borrower to any such direct or indirect affiliate, except for commercially reasonable fees paid for accounting services and related management, without Bank's prior written approval.

                5.10 CAPITAL EXPENDITURES. Borrower will not in the aggregate make capital expenditures in excess of Five Million Dollars ($5,000,000) during its fiscal year ending December 27, 1997; Borrower will not in the aggregate make capital expenditures in excess of Eight Million Dollars ($8,000,000) during the fiscal year ending December 26, 1998; Borrower will not in the aggregate make capital expenditures in excess of Ten Million Dollars ($10,000,000) during the fiscal year ending December 25, 1999; provided that all such expenditures shall only by permitted if necessary for a Borrower in the conduct of its ordinary course of business.

SECTION 6. EVENTS OF DEFAULT

     The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

                6.1 Either Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or

                6.2  Any default shall occur under the Note; or

                6.3 Either Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents; or

                6.4 Any guaranty or Subordination Agreement required hereunder is breached or becomes ineffective, or any Guarantor or subordinating creditor dies, disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

                6.5 There is a change in ownership or control of ten percent (10%) or more of the issued and outstanding stock of either Borrower, except for changes in ownership or control which have been approved by Bank; or

SECTION 7. MISCELLANEOUS PROVISIONS

                7.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of set off or banker's lien.

                7.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

                7.3 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment of Borrower without Bank's consent shall be null and void.

                7.4 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

                7.5 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

                7.6 INTEGRATION CLAUSE. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

                7.7 CONSTRUCTION. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                7.8 AMENDMENTS. This Agreement May be amended only in writing signed by all parties hereto.

                7.9 COUNTERPARTS. Borrower and Bank May execute one or more counterparts to this Agreement, each of which shall be deemed an original.

SECTION 8. SERVICE OF NOTICES

                8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective part at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt,if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

                8.2 The addresses to which notices or demands are to be given May be changed from time to time by notice delivered as provided above.


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

     THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.


UNION BANK OF CALIFORNIA, N.A.          Address:
                                        Union Bank of California, N.A.
                                        P.O. Box 7230
By: /s/ PATRICIA LEE                    San Francisco, CA 94120-7230
    ---------------------------         Attention Patricia Lee
     Patricia Lee                       Telecopier: (415) 705-7111
     Vice President                     Telephone: (415) 705-7385

TRACK 'N TRAIL                          Address:
                                        Track 'N Trail
                                        Overland Management Corporation
By: /s/ DAVID L. SUECHTING, JR.         4961A Windplay
    ----------------------------        El Dorado Hills, CA 95762
     David L. Suechting, Jr.            Attention: Daniel J. Nahmens
     Chairman of the Board              Telecopier: (916) 933-4521
                                        Telephone: (916) 933-4525

By: /s/ DANIEL J. NAHMENS
    ---------------------------
     Daniel J. Nahmens
     Chief Financial Officer


OVERLAND MANAGEMENT CORPORATION

By: /s/ DAVID L. SUECHTING, JR.
    ---------------------------
     David L. Suechting, Jr.
     Chairman of the Board

By: /s/ DANIEL J. NAHMENS
    ---------------------------
     Daniel J. Nahmens
     Chief Financial Officer


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